De Joya Griffith & Company, LLC

CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation and use in this Annual Report of Crater Mountain Resources, Inc. (an exploration stage company) on Form 10-K of our audit report dated September 21, 2011, relating to the accompanying balance sheets as of June 30, 2011 and 2010, and the related statements of operations, stockholders’ equity and cash flows for the year ended June 30, 2011 and from inception (April 20, 2007) through June 30, 2011, which appears in such Annual Report.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC

Henderson, NV

September 21, 2011

2580 Anthem Village Drive, Henderson, NV 89052

Telephone (702) 588-5960         Facsimile (702) 588-5979